Exhibit 4.7

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BOSTON OMAHA CORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

 Boston Omaha Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this corporation is Boston Omaha Corporation and that this corporation was originally incorporated pursuant to the General Corporation Law on March 16, 2015 under the name Boston Omaha Corporation.

SECOND:  That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Boston Omaha Corporation.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is c/o RL&F Service Corp., 920 North King Street, 2nd Floor, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is RL&F Service Corp.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirty three million (33,000,000) shares, consisting of: (i) thirty million (30,000,000) shares of Common Stock, $0.001 par value per share (“Common Stock”), of which twelve million (12,000,000) shares are designated “Class A Common Stock” (“Class A Common Stock”); and (ii) three million (3,000,000) shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.           COMMON STOCK

1.           General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.           Voting.  Except as otherwise required by law or the Certificate of Incorporation, each holder of Common Stock, as such, is entitled at all meetings of stockholders (and written actions in lieu of meetings) to one vote for each share of Common Stock held by such holder; provided, however, that, except as otherwise required by law, no holder of Common Stock, as such, shall be entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation (including any certificate of designation)) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.           Reverse Stock Split.   Immediately upon the effectiveness of this Amendment to the Certificate of Incorporation, (i) every seven (7) shares of Common Stock issued and outstanding or held in treasury of the Corporation will be, and hereby are, automatically reclassified and changed (without any further act) into one fully paid and non-assessable share of Common Stock, without increasing or decreasing the par value thereof, and (ii) every seven (7) shares of Preferred Stock issued and outstanding or held in treasury of the Corporation will be, and hereby are, automatically reclassified and changed (without any further act) into one fully paid and non-assessable share of Preferred Stock, without increasing or decreasing the par value thereof; provided, however, that no fractional shares shall be issued in respect of any shares of Common Stock or Preferred Stock that are hereby changed into less than one full share of Common Stock or Preferred Stock, as applicable, to which the holder thereof would otherwise be entitled, but in lieu thereof, the Company shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock or Preferred Stock, as applicable, as determined by the Corporation’s Board of Directors.

B.           CLASS A COMMON STOCK

1.           Dividends.  The holders of Class A Common Stock shall be entitled to receive, when, as and if declared by the Board, and as otherwise provided in the Certificate of Incorporation, out of funds legally available therefor, dividends. If the Corporation shall declare, pay or set apart for payment any dividend or other distribution on any Common Stock or Preferred Stock or make any distributions in respect of any Common Stock or Preferred Stock, it shall simultaneously declare, pay and/or set apart for payment or distribution for each share of Class A Stock a dividend and/or distribution in an amount equal to the amount the holder of such share would be entitled to receive if it had been converted into a share of Common Stock and been outstanding on the record date for such dividend or distribution.

2.           Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Class A Common Stock, Common Stock and Preferred Stock, pro rata, based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation.

3.           Voting.

3.1           General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Common Stock shall be entitled to cast the number of votes equal to the product of (a) the number of whole shares of Common Stock into which the shares of Class A Common Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter, multiplied by (b) ten (10).  Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Class A Common Stock shall vote together with the holders of Common Stock and Preferred Stock as a single class.

3.2           Election of Directors.  The size of the Board shall be no fewer than one (1) and no greater than seven (7) directors.  The holders of record of the shares of Class A Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Class A Directors”), which number of Class A Directors may be reduced pursuant to the terms and conditions of the Voting and First Refusal Agreement among the Corporation and certain stockholders, dated as of June 18, 2015, as the same may be amended from time to time (the “Voting Agreement”).  Any Class A Director may be removed without cause by, and only by, the affirmative vote of the holders of eighty percent (80%) of the shares of Class A Common Stock, exclusively and as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders.

If the holders of shares of Class A Common Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Class A Common Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the holders of shares of Class A Common Stock. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Class A Common Stock and the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.  Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3           Matters Requiring Class A Director Approval.  At any time when shares of Class A Common Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) approval of the Board of Directors, which approval must include the affirmative vote of all of the Class A Directors, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.3.1.           Amend, alter or otherwise change the rights, preferences or privileges of the Class A Common Stock, or amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Class A Common Stock.

3.3.2.           Liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event (as defined in Subsection 4.1.3 herein), or consent to any of the foregoing.

3.3.3.           Create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or increase the authorized number of shares of or issue additional shares of Class A Common Stock, or increase the authorized number of shares of any additional class or series of capital stock.

3.3.4.           Increase or decrease the authorized number of directors constituting the Board of Directors.

3.3.5.           Hire, terminate, change the compensation of, or amend the employment agreements of, the executive officers of the Corporation or any subsidiary of the Corporation, including approving any incentive compensation, option grants or stock awards to executive officers.

3.3.6.           Purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation.

3.3.7.           Create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $10,000, or guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Corporation or any subsidiary arising in the ordinary course of business.

3.3.8.           Make, or permit any subsidiary to make, any loan or advance outside of the ordinary course of business to any employee or director of the Corporation or any subsidiary, or to any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Corporation.

3.3.9.           Create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary.

3.3.10.         Change the principal business of the Corporation, enter new lines of business, or exit the current line of business.

3.3.11.         Enter into any agreement, contract, arrangement or corporate strategic relationship involving the payment, contribution, or assignment by the Corporation or to the Corporation of money or assets greater than $10,000.

3.3.12.         Enter into or be a party to any transaction outside of the ordinary course of business with any director, officer, or employee of the Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person or entity.

3.3.13.         Acquire, by merger, stock purchase, asset purchase or otherwise, any material assets or securities of any other corporation, partnership or other entity.

4.           Optional Conversion.

The holders of the Class A Common Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1           Right to Convert.

4.1.1.           Conversion Ratio.  Each share of Class A Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one (1) share of Common Stock.

4.1.2.           Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Class A Common Stock.

4.1.3.           Definition.  Each of the following events shall be considered a “Deemed Liquidation Event”:

(a)           a merger or consolidation in which

(i)           the Corporation is a constituent party or

(ii)           a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 4.1.3, all shares of Common Stock issuable (x) upon the exercise of rights, options or warrants to subscribe for, purchase or otherwise acquire Convertible Securities (as defined below) or Common Stock (collectively, “Options”) outstanding immediately prior to such merger or consolidation or (y) upon conversion of any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options (“Convertible Securities”) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b)           the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

4.2           Mechanics of Conversion.

4.2.1.           Notice of Conversion.  In order for a holder of Class A Common Stock to voluntarily convert shares of Class A Common Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Class A Common Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class A Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class A Common Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate so elected to be converted in such notice shall be deemed to be outstanding of record as of the Conversion Time.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Class A Common Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Class A Common Stock represented by the surrendered certificate that were not converted into Common Stock, and (ii) pay all declared but unpaid dividends on the shares of Class A Common Stock converted.

4.2.2.           Reservation of Shares.  The Corporation shall at all times when the Class A Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class A Common Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class A Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Common Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

4.2.3.           Effect of Conversion.  All shares of Class A Common Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

Any shares of Class A Common Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Common Stock accordingly.

4.2.4.           Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Class A Common Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Class A Common Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.3           Notice of Record Date.  In the event:

(a)           the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Common Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)           of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)           of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Class A Common Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Class A Common Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Class A Common Stock and the Common Stock.  Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.           Mandatory Conversion.

5.1           Trigger Events. In the event a holder of Class A Common Stock sells, assigns, gives, pledges, hypothecates, encumbers or otherwise transfers (each, a “Transfer”) any or all of its shares of Class A Common Stock to any third party, then (a) all outstanding shares of Class A Common Stock subject to such Transfer shall automatically be converted into shares of Common Stock and (b) such shares may not be reissued by the Corporation; provided, however, that such shares of Class A Common Stock shall not automatically be converted into shares of Common Stock as set forth in this Subsection 5.1 if (i) the Transfer of the Class A Common Stock is to an existing holder of Class A Common Stock party to the Voting Agreement, or (ii) the Board of Directors, including all Class A Directors, determines that such Transfer shall not trigger such mandatory conversion. The date and time of such Transfer is referred to herein as the “Mandatory Conversion Time”.

5.2           Procedural Requirements. All holders of record of shares of Class A Common Stock that will automatically convert upon a Transfer shall be sent written notice of the Mandatory Conversion Time pursuant to this Section 5.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Class A Common Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Class A Common Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2.  As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Class A Common Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash with respect to any declared but unpaid dividends on the shares of Class A Common Stock converted.  Such converted Class A Common Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Common Stock accordingly.

6.           Acquired Shares.  Any shares of Class A Common Stock that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Class A Common Stock.

7.           Waiver.  Any of the rights, powers, preferences and other terms of the Class A Common Stock set forth herein may be waived on behalf of all holders of Class A Common Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Class A Common Stock then outstanding or such greater percentage of holders of Class A Common Stock as may be expressly required in the Certificate of Incorporation or the Voting Agreement.

8.           Notices.  Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Class A Common Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

C.           PREFERRED STOCK

1.           The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine.  Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.  Except as otherwise provided in the Certificate of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

2.           The Board of Directors of the Corporation is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors of the Corporation to create such series, and a certificate of designation shall be filed in accordance with the General Corporation Law.  The authority of the Board of Directors of the Corporation with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may: (i) have such distinctive designation and consist of such number of shares; (ii) be subject to redemption at such time or times and at such price or prices; (iii) be entitled to the benefit of a retirement or sinking fund for the redemption of such series on such terms and in such amounts; (iv) be entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of stock; (v) be entitled to such rights upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs, or upon any distribution of the assets of the Corporation in preference to, or in such relation to, any other class or classes or any other series of stock; (vi) be convertible into, or exchangeable for, shares of any other class or classes or any other series of stock at such price or prices or at such rates of exchange and with such adjustments, if any; (vii) be entitled to the benefit of such conditions, limitations or restrictions, if any, on the creation of indebtedness, the issuance of additional shares of such series or shares of any other series of Preferred Stock, the amendment of the Certification of Incorporation or the Bylaws of the Corporation, the payment of dividends or the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation of, any other class or classes or series of stock, or any other corporate action; or (viii) be entitled to such other preferences, powers (including voting power), qualifications, rights and privileges, all as the Board of Directors of the Corporation may deem advisable and as are not inconsistent with law and the provisions of the Certificate of Incorporation.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A.           Subject to any additional vote required by the Certificate of Incorporation or the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

B.           Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

C.           Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

D.           Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

ARTICLE VII

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law or such other law, as so amended.

Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VIII

The following indemnification and advancement provisions shall apply to the persons enumerated below.

                                A.           Right to Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section C of this Article VIII, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors of the Corporation.

                                B.           Prepayment of Expenses of Directors and Officers.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should ultimately be determined that the Indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.

                                C.           Claims by Directors and Officers.  If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D.           Indemnification of Employees and Agents.   The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding.

The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors of the Corporation in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors of the Corporation.

E.           Advancement of Expenses of Employees and Agents.  The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors of the Corporation.

F.           Non-Exclusivity of Rights.  The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, the Bylaws of the Corporation, any agreement, vote of stockholders or disinterested directors or otherwise.

G.           Other Indemnification.  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise or advance expenses to such person shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

H.           Insurance.  The Board of Directors of the Corporation may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VIII; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article VIII.

I.           Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ARTICLE IX

Subject to the rights of holders of Class A Common Stock and any series of Preferred Stock, the Corporation reserves the right to amend or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights conferred upon a stockholder herein are granted subject to this reservation.

ARTICLE X

The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address
Alex B. Rozek	c/o Boulderado Group, LLC 292 Newbury Street, Suite 333 Boston, Massachusetts 02115

ARTICLE XI

A.           Regulation of Certain Affairs. In recognition and anticipation that (i) certain partners, principals, directors, officers, members, managers, employees and/or other representatives of the Sponsors (as defined below) (each of the foregoing persons other than the Sponsors, an “Identified Person”) may serve as directors, officers or agents of the Corporation or its subsidiaries, and (ii) the Sponsors may now engage and may continue to engage in the same or similar activities (which shall include, without limitation, other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage) or related lines of business in which the Corporation or its subsidiaries, directly or indirectly, may engage, and/or may have an interest in the same or similar areas of corporate opportunities as the Corporation or its subsidiaries, directly or indirectly, may have an interest, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation and its subsidiaries with respect to certain classes or categories of business opportunities as they may involve the Sponsors and the Identified Persons, and the powers, rights, duties and liabilities of the Corporation and its subsidiaries and their respective officers, directors and stockholders in connection therewith.

B.           Competition and Corporate Opportunities.

1.           To the fullest extent permitted by law, (i) the Sponsors and the Identified Persons shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other person, including those lines of business deemed to be competing with the Corporation or any of its subsidiaries, (ii) none of the Corporation or its stockholders or any of its subsidiaries or their stockholders shall have any rights in and to the business ventures of any Sponsor or Identified Person or the income or profits derived therefrom, (iii) each of the Sponsors and the Identified Persons may do business with or engage any potential or actual customer or supplier of the Corporation of any of its subsidiaries, and (iv) each of the Sponsors and the Identified Persons may employ or otherwise engage any officer or employee of the Corporation or any of its subsidiaries.

2.           The Corporation, on behalf of itself, its subsidiaries and its and their respective stockholders, waives and renounces in accordance with Section 122(17) of the Delaware General Corporate Law any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, any potential transaction or business opportunity that may from time to time be presented to any Sponsor or any Identified Person, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so.

No Sponsor or Identified Person shall have any duty to communicate or offer such business opportunity to the Corporation or any of its subsidiaries, and, to the fullest extent permitted by law, no Sponsor or Identified Person shall be liable to the Corporation or any of its subsidiaries or any of their respective stockholders for breach of any fiduciary or other duty (contractual or otherwise), as a director or officer or otherwise, by reason of the fact that such Sponsor or Identified Person pursues or acquires such business opportunity for itself, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.

3.           To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. No alteration, amendment, repeal or rescission of this Article XI nor the adoption of any amendment to this Certificate of Incorporation shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, repeal, rescission or adoption. This Article XI shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-laws of the Corporation or applicable law.

C.           Certain Definitions. For purposes of this Article XI, references to: (i) “affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person other than, in the case of the Sponsors, the Corporation and its subsidiaries; (ii) “control,” as used in this definition, means, with respect to any person, the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing; (ii) “person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity and (ii) “Sponsors” means each of Boulderado Partners, LLC and Magnolia Capital Fund, LP, for so long as each, along with its affiliates, continues to beneficially own shares of capital stock of the Corporation representing at least five percent (5%) of the votes that all stockholders would be entitled to cast in any annual election of directors or class of directors.

D.           Savings Clause.  If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then this Article XI shall be deemed to be modified to the minimum extent necessary to avoid a violation of law and, as so modified, this Article XI and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by applicable law.

ARTICLE XII

A.           Exclusive Forum for Adjudication of Disputes.  Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporate Law or this Certificate of Incorporation or the Corporation’s By-Laws (in each case, as they may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Corporation’s By-Laws, or (v) any action asserting a claim governed by the internal affairs doctrine (each, a “Covered Proceeding”), in the case of each of clauses (i) through (v), shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

B.           Personal Jurisdiction. If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with Article XII, Section A above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (each, a “Foreign Action”) in the name of any person or entity (a “Claiming Party”) without the prior approval of the Board or one of its committees in the manner described in Article XII, Section A  above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce Article XII, Section A  above (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.

C.           Litigation Costs. Except to the extent prohibited by the Delaware General Corporate Law, in the event that a Claiming Party shall initiate, assert, join, offer substantial assistance to or have a direct financial interest in any Foreign Action without the prior approval of the Board or one of its committees in the manner described in Article XII, Section A, each such Claiming Party shall be obligated jointly and severally to reimburse the Corporation and any director, officer or other employee of the Corporation made a party to such proceeding for all fees, costs and expenses of every kind and description (including, but not limited to, all attorneys’ fees and other litigation expenses) that the parties may incur in connection with such Foreign Action.

D.           Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII and waived any argument relating to the inconvenience of the forums reference above in connection with any Covered Proceeding.

*     *     *

THIRD:  The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH:  That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 18th day of June, 2015.

By: /s/ Alex B. Rozek
Name: Alex B. Rozek
Title: President